Filed Pursuant to Rule 424(b)(3)

Registration No. 333-156269

June 6, 2013

PROSPECTUS SUPPLEMENT NO. 2

TO REOFFER PROSPECTUS DATED DECEMBER 18, 2008

MIDDLESEX WATER COMPANY

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This Prospectus Supplement (“Supplement”) supplements Middlesex Water Company’s (“Company”) Reoffer Prospectus dated December 18, 2008 (“Reoffer Prospectus”) that was filed as part of our Registration Statement on Form S-8, File No. 333-156269, relating to the reoffer and resale, made on a delayed or continuous basis in the future as provided in Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), of shares of Common Stock of the Company acquired by plan participants who are our “affiliates” as such term is defined in Rule 405 under the Securities Act, which shares constitute “control securities” as such term in defined in General Instruction C to Form S-8.

The Reoffer Prospectus has previously been supplemented by Prospectus Supplement No. 1 dated August 11, 2009 (“First Supplement”).

This Supplement presents certain information regarding the shares of the Company’s Common Stock that have been awarded to the Selling Stockholders pursuant to the Company’s Outside Director Stock Compensation Plan.

SELLING STOCKHOLDERS

The table below sets forth the names of the Selling Stockholders as of the date of this Supplement, all of whose addresses are care of the Company at 1500 Ronson Road, Iselin, New Jersey 08830, (732) 634-1500. The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the receipt of awards that have been or may in the future be granted to them by the Company pursuant to the Company's Outside Director Stock Compensation Plan ("Plan"). The following table lists all persons holding awards, who, because of their position as directors of the Company, are deemed to be "affiliates". The Selling Stockholders may from time to time offer all or part of the shares acquired by them in any trading markets. The Company will pay all expenses of preparing and reproducing this Supplement, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay any and all brokerage commissions charged in connection with such sales.

Name	No. of Shares

James F. Cosgrove	2,138
John L. Cutting	2,537
Steven M. Klein	2,315
Amy B. Mansue	2,138
John R. Middleton, M.D.	2,537
Walter G. Reinhard	2,537
Jeffries Shein	2,537

You should read this Supplement in conjunction with the Reoffer Prospectus and the First Supplement. This Supplement is qualified by reference to the Reoffer Prospectus and the First Supplement, except to the extent the information in this Supplement supersedes the information contained in the Reoffer Prospectus and the First Supplement.